EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-236770) of FTAI Aviation Ltd. and in the related Prospectus of our reports dated February 27, 2023, with respect to the consolidated financial statements of FTAI Aviation Ltd. and the effectiveness of internal control over financial reporting of FTAI Aviation Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York
February 27, 2023